Exhibit 8.2

1460 EL CAMINO REAL  |  MENLO PARK  |  CA  |  94025-4110

WWW.SHEARMAN.COM  |  T +1.650.838.3600  |  F +1.650.838.3699

Qunar Cayman Islands Limited 17th Floor, Viva Plaza, Building 18, Yard 29 Suzhou Street, Haidian District Beijing 100080 The People’s Republic of China

Ladies and Gentlemen:

We are acting as U.S. counsel to Qunar Cayman Islands Limited, an exempted company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the preparation of the registration statement on Form F-3 (the “Registration Statement”) and the related preliminary prospectus supplement (the “Prospectus”) with respect to the Company’s American depositary shares (the “ADSs”), each representing  three Class B ordinary shares of the Company (the “Class B Shares”), to be offered by the Company.  The Company is filing the Registration Statement with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).  Any defined term used and not defined herein has the meaning given to it in the Prospectus.

For purposes of the opinion set forth below, we have, with the consent of the Company, relied upon the accuracy of the Registration Statement and the Prospectus.

Based upon and subject to the foregoing, and based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the U.S. Internal Revenue Service, and other administrative pronouncements, all as in effect on the date hereof, subject to the limitations set forth therein, the discussion contained in the Prospectus under the caption “Taxation—Material U.S. Federal Income Tax Considerations” is our opinion as to the material U.S. federal income tax considerations to U.S. Holders (as defined therein) of the ownership and disposition of the ADSs and the Class B Shares under currently applicable law.

Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise U.S. Holders as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.  Further, legal opinions are not binding upon the U.S. Internal Revenue Service, and there can be no assurance that contrary positions may not be asserted by the U.S. Internal Revenue Service.We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

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